Exhibit 23














Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

RE:  Hannaford Bros. Co.
     Registrations on Form S-8

We are aware that our report dated July 22, 1998 on our review of interim financial information of Hannaford Bros. Co. and Subsidiaries as of July 4, 1998 and for the three month and six month periods ended July 4, 1998 and June 28, 1997, and included in this Form 10-Q is incorporated by reference in the Company's registration statements on Form S-8 (Numbers 2-77902, 2-98387, 33-1281, 33-22666, 33-31624, 33-41273, 33-60119, 33-60655, 33-60691, 333-41381
and 333-53109). Pursuant to rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



s/PricewaterhouseCoopers L.L.P.

Portland, Maine
August 6, 1998




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